SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)

                         ChinaCast Education Corporation
                  (formerly Great Wall Acquisition Corporation)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 Par Value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    39136T101

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                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 39136T101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Brian Taylor

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     641,213

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     641,213

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     641,213

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.30%

12.  TYPE OF REPORTING PERSON

     IN; HC

CUSIP No. 39136T101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Pine River Capital Management L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     641,213

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     641,213

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     641,213

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.30%

12.  TYPE OF REPORTING PERSON

     PN; IA

CUSIP No. 39136T101
          ---------

Item 1(a).  Name of Issuer:

            ChinaCast Education Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Qiang Sheng Mansion, 25 Fl.
            No. 145 Pu Jian Road, Pudong District
            Shanghai, 211217, People's Republic of China
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Brian Taylor
            Pine River Capital Management L.P.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Brian Taylor
            Pine River Capital Management L.P.
            601 Carlson Parkway
            Suite 330
            Minnetonka, MN 55305
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Brian Taylor - United States
            Pine River Capital Management L.P. - Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $.0001 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            39136T101
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [X] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Brian Taylor 641,213
          Pine River Capital Management L.P. 641,213
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Brian Taylor  2.30%
          Pine River Capital Management L.P.  2.30%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:
                   Brian Taylor 0
                   Pine River Capital Management L.P. 0

          (ii) Shared power to vote or to direct the vote:
                   Brian Taylor 641,213
                   Pine River Capital Management L.P. 641,213

         (iii) Sole power to dispose or to direct the disposition of:
                   Brian Taylor 0
                   Pine River Capital Management L.P. 0

          (iv) Shared power to dispose or to direct the disposition of
                   Brian Taylor 641,213
                   Pine River Capital Management L.P. 641,213

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          N/A
          ----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

          N/A
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


BRIAN TAYLOR

/s/ Brian Taylor
-------------------
Title:  Principal


PINE RIVER CAPITAL MANAGEMENT L.P.
By: Brian Taylor

/s/ Brian Taylor
-------------------
By: Brian Taylor

Date: February 13, 2008

*The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 13, 2008 relating to the Common Stock, $.0001 Par Value of ChinaCast Education Corporation shall be filed on behalf of the undersigned.


BRIAN TAYLOR

/s/ Brian Taylor
-------------------
Title:  Principal


PINE RIVER CAPITAL MANAGEMENT L.P.
By: Brian Taylor

/s/ Brian Taylor
-------------------
By: Brian Taylor

SK 25686 0004 854426